UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2026

MODERNA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38753	81-3467528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Binney Street Cambridge, MA	02142
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (617) 714-6500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	MRNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c) On September 30, 2026, Moderna, Inc. (“Moderna” or the “Company”) announced the appointment of Juan Andres as its Chief Operating Officer (“COO”) effective October 5, 2026. In this newly created role, Mr. Andres will support the increasing scale and diversification of the Company and will report to Chief Executive Officer Stephane Bancel and serve on the Company’s Executive Committee.

Mr. Andres, 62, previously spent nearly six years at Moderna, including serving as its Chief Technical Operations and Quality Officer from 2018 through 2022 and as its President, Strategic Partnerships and Enterprise Expansion before retiring from Moderna in 2023. During his tenure, he led the build-out and unprecedented scale-up of Moderna’s manufacturing capabilities, including the rapid expansion of the Company’s global manufacturing network to support the production and supply of Moderna’s COVID-19 vaccine.

In connection with his employment with the Company as COO, and pursuant to the terms of his offer letter, dated September 3, 2026 (the “Offer Letter”), Mr. Andres will receive an initial annual base salary of $800,000. Mr. Andres will also be eligible for an annual cash bonus (commencing with a pro-rated bonus for 2026) with an annual incentive target of 90% of his annual base salary, based upon achievement of certain individual performance goals and/or company performance goals established by the Company. Achievement of the goals will be determined in the sole discretion of the Compensation and Talent Committee of the Board of Directors (the “Compensation Committee”). Mr. Andres will also be eligible to receive a new hire equity award equivalent to a total value of $5,000,000 (the “Equity Grant”), to be granted in accordance with the Company’s Equity Award Grant Policy, which is described on page 61 of the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders (the “Proxy Statement”). The Equity Grant is subject to a four-year vesting period. Mr. Andres may elect to receive the Equity Grant as a mix of non-qualified stock options and/or restricted stock units (“RSUs”) provided that not more than 75% of the value shall be delivered in the form of RSUs. In addition, subject to the Compensation Committee’s approval, Mr. Andres will be eligible to participate in the Company’s annual equity award program in future years. The target value for this annual equity award will be $4,000,000 to $5,000,000, subject to adjustment by the Compensation Committee.

Mr. Andres will be eligible for all compensation and benefit plans available to the Company’s executive officers, as described in the Proxy Statement. Mr. Andres will participate in the Company’s Amended and Restated Executive Severance Plan and has entered into an indemnification agreement with the Company, consistent with the form of the existing indemnification agreement entered into between the Company and its executive officers. Mr. Andres has also entered into an employee confidentiality, assignment, nonsolicitation and noncompetition agreement.

The above summary is qualified in its entirety by reference to the Offer Letter, a copy of which will be filed with the Company’s future periodic filings.

The Company further announced that Jerh Collins, Ph.D., Chief Technical Operations and Quality Officer will retire from the Company.

Item 7.01	Regulation FD Disclosure.

On September 30, 2026, the Company issued a press release announcing the appointment of Mr. Andres as COO. A copy of this press release is furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release by Moderna, Inc. dated September 30, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODERNA, INC.

Date: September 30, 2026	By:	/s/ Shannon Thyme Klinger
Shannon Thyme Klinger
Chief Legal Officer